CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hanesbrands’ Annual Report on Form 10-K for the year ended December 29, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Greensboro, North Carolina
April 26, 2013